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                                                                    EXHIBIT 23.2




                           CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. for the registration of $150 million of debt securities, preferred stock, and common stock and to the incorporation by reference therein of our report dated January 23, 1997 (except for Note 3, as to which the date is February 28, 1997), with respect to the consolidated financial statements of Community First Bankshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 19, 1997, with respect to the financial statements of KeyBank National Association (Wyoming), incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. for the registration of $150 million of debt securities, preferred stock, and common stock.


                                                           ERNST & YOUNG LLP


Minneapolis, Minnesota
October 9, 1997